As filed with the Securities and Exchange Commission on September 23, 2019

Registration No. 333-232716

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT ON FORM S-8

TO REGISTRATION STATEMENT ON FORM S-4

Under

The Securities Act of 1933

Hancock Whitney Corporation

(Exact name of registrant as specified in its charter)

MISSISSIPPI	64-0693170
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Hancock Whitney Plaza

2510 14th Street

Gulfport, Mississippi 39501

(228) 868-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

MidSouth Bancorp, Inc. 2018 Long-Term Incentive Compensation Plan

MidSouth Bancorp, Inc. 2007 Omnibus Incentive Compensation Plan

(Full title of the plans)

Joy Lambert Phillips, Esq.

Executive Vice President, General Counsel and Corporate Secretary

Hancock Whitney Plaza

2510 14th Street

Gulfport, Mississippi 39501

(228) 868-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Nicholas G. Demmo, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 7(a)(2)(B) of the Securities Act  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value $3.33 per share	48,606	N/A	N/A	N/A

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock, par value $3.33 per share (“Hancock Whitney common stock”), of Hancock Whitney Corporation (“Hancock Whitney” or the “Registrant”) that may become issuable in respect of the securities identified in the table above by reason of any stock dividend, stock split, recapitalization, merger, consolidation, reorganization, or other similar transaction which results in an increase in the number of outstanding shares of Hancock Whitney common stock.

(2)

All filing fees payable in connection with the registration of these securities were already paid in connection with the filing of the Registrant’s original registration statement on Form S-4 (File No. 333-232716) filed with the Securities and Exchange Commission (the “Commission”) on July 19, 2019, as amended by the pre-effective Amendment No. 1 thereto filed with the Commission on August 9, 2019, to which this registration statement is Post-Effective Amendment No. 1. Accordingly, no additional filing fee is required. See “Explanatory Note.”

EXPLANATORY NOTE

The Registrant, Hancock Whitney Corporation (“Hancock Whitney”), hereby amends its registration statement on Form S-4 (File No. 333-232716) filed with the Securities and Exchange Commission (the “Commission”) on July 19, 2019, as amended by the pre-effective Amendment No. 1 thereto filed with the Commission on August 9, 2019 (the “Form S-4”), which the Commission declared effective at 4:00 p.m. Eastern Time on August 12, 2019, by filing this Post-Effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment” and together with the Form S-4, the “Registration Statement”).

Hancock Whitney filed the Form S-4 in connection with the merger (the “Merger”) contemplated by the Agreement and Plan of Merger by and between Hancock Whitney and MidSouth Bancorp, Inc., a Louisiana corporation (“MidSouth”), dated April 30, 2019 (the “Merger Agreement”), pursuant to which, effective as of September 21, 2019, MidSouth merged with and into Hancock Whitney, with Hancock Whitney surviving.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each right to receive shares of MidSouth common stock, par value $0.10 per share, issuable upon the exercise or settlement, as applicable, of restricted stock awards not held by non-employee members of the Board of Directors of MidSouth and not subject to automatic vesting as a result of the effective time and options, in each case, granted under the MidSouth 2018 Long-Term Incentive Compensation Plan or the MidSouth 2007 Omnibus Incentive Compensation Plan, as amended and restated effective May 23, 2012 (collectively, the “MidSouth Equity Plans”), converted into awards in respect of Hancock Whitney common stock (the “Hancock Whitney Awards”), with appropriate adjustments to reflect the application of the Conversion Ratio (as defined in the Merger Agreement).

The Registrant hereby amends the Form S-4 by filing this Post-Effective Amendment relating to 48,606 shares of Hancock Whitney common stock issuable upon the exercise or settlement, as applicable, of the Hancock Whitney Awards under the Equity Plans. All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

PART I

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

The document(s) containing the information specified in this Part I, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available upon written request to: Investor Relations, Hancock Whitney Plaza, 2510 14th Street, Gulfport, Mississippi 39501, (504) 299-5208, InvestorRelations@hancockwhitney.com.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on March 1, 2019;

•	The Registrant’s Proxy Statement on Schedule 14A for the 2019 annual meeting of the Registrant’s shareholders filed with the Commission on March 12, 2019;

•

The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019, filed with the Commission on August 7, 2019 and the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019, filed with the Commission on May 8, 2019;

•	The Registrant’s Current Reports on Form 8-K filed with the Commission on April 25, 2019, April 30, 2019, May 2, 2019, September 13, 2019 and September 23, 2019; and

•

The description of Hancock Whitney’s capital stock contained in its current report on Form 8-K12g3 filed on May 5, 2014, including any amendment or report filed for the purpose of updating such description.

All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules), shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Hancock Whitney’s articles of incorporation provide for indemnification to the fullest extent allowed by law. Mississippi Code Ann. Section 79-4-8.50 et seq. provides in part that a corporation may indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation), if such action arises out of his acts on behalf of the corporation and he acted in good faith and that he reasonably believed that conduct in his official capacity with the corporation was in the corporation’s best interests and that in other cases, his conduct was not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. Mississippi Code Ann. Section 79-5-8.52 provides, in general, that a corporation must indemnify a director and officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding. The indemnification provisions of Mississippi Code Ann. Section 79-4-8.50 et seq. are not exclusive; however, a corporation may not indemnify any person who is adjudged liable to the corporation in an action by or in the right of the corporation or who is adjudged liable for (i) receipt of an improper financial benefit, (ii) an intentional infliction of harm on the corporation, (iii) unlawful distributions, or (iv) intentional violations of criminal law. A corporation has the power to obtain and maintain insurance on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability. Hancock Whitney’s articles of incorporation provide for indemnification for directors, officers, employees and agents or former directors, officers, employees and agents of Hancock Whitney to the full extent permitted by Mississippi law. Hancock Whitney maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacity.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Composite Articles of Incorporation of Hancock Whitney Corporation (filed as Exhibit 3.1 to Hancock Whitney Corporation’s Form 8-K filed on May 29, 2018 and incorporated herein by reference).

Exhibit Number	Description

4.2	Amended and Restated Bylaws of Hancock Whitney Corporation (filed as Exhibit 3.2 to Hancock Whitney Corporation’s Form 8-K filed on May 24, 2018 and incorporated herein by reference).

4.3	Specimen stock certificate of Hancock Whitney Corporation (reflecting change in par value from $10.00 to $3.33 per share, effective March 6, 1989) (filed as Exhibit 4 to Hancock Whitney Corporation’s registration statement on Form S-8 (File No. 333-11831) filed on September 12, 1996 and incorporated herein by reference).

4.4	MidSouth Bancorp, Inc. 2018 Long-Term Incentive Compensation Plan (filed as Exhibit 10.1 to MidSouth Bancorp, Inc.’s Form 8-K filed on May 30, 2018 and incorporated herein by reference).

4.5	Form of Restricted Stock Agreement for Employees under the MidSouth Bancorp, Inc. 2018 Long-Term Incentive Compensation Plan (filed as Exhibit 10.2 to MidSouth Bancorp, Inc.’s Form 8-K filed on May 30, 2018 and incorporated herein by reference).

4.6	MidSouth Bancorp, Inc. 2007 Omnibus Incentive Compensation Plan, as amended and restated effective May 23, 2012 (filed as Exhibit 10.1 to MidSouth Bancorp, Inc.’s Form 8-K filed May 25, 2012 and incorporated herein by reference).

4.7	Form of Incentive Stock Option Agreement under the 2007 Omnibus Incentive Compensation Plan (filed as Exhibit 10.2 to MidSouth Bancorp, Inc.’s Form 8-K filed on May 25, 2012 and incorporated herein by reference).

4.8	Form of Restricted Stock Award Agreement under the 2007 Omnibus Incentive Compensation Plan (filed as Exhibit 10.1 to MidSouth Bancorp, Inc.’s Quarterly Report on Form 10-Q filed on November 6, 2015 and incorporated herein by reference).

5.1	Opinion of Wachtell, Lipton, Rosen & Katz as to the legality of the shares to be issued (incorporated by reference to Exhibit 5.1 to Amendment No. 1 to Hancock Whitney Corporation’s Registration Statement on Form S-4 (File No. 333-232716), filed on August 9, 2019).

23.1	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.*

23.3	Consent of Porter Keadle Moore, LLC.*

24.1	Power of Attorney of Hancock Whitney Corporation (previously filed as an exhibit to the original registration statement on Form S-4, filed on July 19, 2019, to which this is an amendment).

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof)

which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment on Form S-8 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gulfport, State of Mississippi, on September 23, 2019.

HANCOCK WHITNEY CORPORATION

By:	/s/ John M. Hairston
John M. Hairston
President & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

* Jerry L. Levens	Chairman and Director	September 23, 2019

/s/ John M. Hairston John M. Hairston	President & Chief Executive Officer (Principal Executive Officer)	September 23, 2019

/s/ Michael M. Achary Michael M. Achary	Senior Executive Vice President & Chief Financial Officer (Principal Financial Officer)	September 23, 2019

/s/ Stephen E. Barker Stephen E. Barker	Executive Vice President & Chief Accounting Officer	September 23, 2019

* Frank E. Bertucci	Director	September 23, 2019

* Hardy B. Fowler	Director	September 23, 2019

* Randall W. Hanna	Director	September 23, 2019

* James H. Horne	Director	September 23, 2019

* Constantine S. Liollio	Director	September 23, 2019

* Sonya C. Little	Director	September 23, 2019

Signature	Title	Date

* Thomas H. Olinde	Director	September 23, 2019

* Christine L. Pickering	Director	September 23, 2019

* Robert W. Roseberry	Director	September 23, 2019

* Joan C. Teofilo	Director	September 23, 2019

* C. Richard Wilkins	Director	September 23, 2019

* By	/s/ John M. Hairston
Name:	John M. Hairston
Title:	Attorney-in-Fact
September 23, 2019